Exhibit 10.1

AMENDED AND RESTATED ULTA BEAUTY, INC.

2011 INCENTIVE AWARD PLAN OPTION AGREEMENT

The following evidences a grant of an option (the “Option”) to purchase shares of common stock of Ulta Beauty, Inc. (the “Company”) pursuant to the Amended and Restated Ulta Beauty, Inc. 2011 Incentive Award Plan (the “Plan”) to the following individual and upon the following terms:

Holder:	Kecia L. Steelman
Grant Date:	March 31, 2026
Exercise Price Per Share:	522.71
Total Number of Shares Underlying Option:	68,000
Performance Period:

The period beginning on March 31, 2026 and continuing through the first to occur of (i) March 31, 2031, (ii) the occurrence of a Change in Control, or (iii) a Termination of Service due to death or Disability.

Type of Option:	Non-Qualified Stock Option

Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the Plan.

1)	Vesting.Except as otherwise provided by Section 2, the Option shall be subject to performance vesting and service vesting as set forth below.
a)Performance Vesting: Each Tranche of the Option will performance-vest on the last day of any consecutive twenty (20)-trading day or thirty (30)-calendar day period during the Performance Period and during which the average closing price of the Company’s Common Stock on the NASDAQ Global Select Market (or such other securities exchange on which the Common Stock may then be traded) (the “Closing Stock Price”) equals or exceeds the stock price set forth below:

Tranche	Number of Shares Underlying the Option	Stock Price
1	34,000	$848.98
2	34,000	$1,321.87

The portion of the Option applicable to a given Tranche shall performance-vest based on attainment of the performance goal applicable to such Tranche, as determined by the Administrator (each, a “Performance-Vested Tranche”). Any Performance-Vested Tranche shall be eligible to become vested and exercisable upon satisfaction of the service vesting requirement described below (it being understood that once performance goals are attained for any Tranche, the Performance-Vested Tranche shall be “banked” for purposes of performance-vesting and shall not be subject to the attainment of any future performance goals).

b)	Service Vesting: Except as otherwise provided by Section 2, the CEO must remain in continuous service with the Company through the end of the Performance Period.
2)	Termination of Service. Except as otherwise provided in subsections (a), (b) and (c) below, the Option (whether or not either or both performance-vesting requirements have been satisfied) will be forfeited (i) upon a Termination of Service or (ii) if Holder violates the CIPCA (as defined herein).
a)If Holder has a Termination of Service due to death or Disability, the Performance Period will end as of such date of Termination of Service and any Tranche that is a Performance-Vested Tranche as of such date will vest upon the date of Termination of Service due to death or Disability, provided that the vested amount will be pro-rated based on the number of days elapsed in the original Performance Period through the date of Termination of Service due to death or Disability. If the portion of the Option applicable to Tranche 1 has performance-vested as of such date but the portion of the Option applicable to Tranche 2 has not yet performance-vested, a pro-rata portion of the Tranche 2 portion will vest upon the date of Termination of Service due to death or Disability using linear interpolation between the two levels based on the average Closing Stock Price over the last 30 calendar days of the truncated Performance Period, with such amount further pro-rated to reflect the number of days elapsed in the original Performance Period through the date of Termination of Service due to death or Disability. For purposes of this Agreement “Disability” means that the Holder qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.
b)	If Holder has a Termination of Service without Cause which occurs thirty-six (36) months or more after the Grant Date and prior to the occurrence of a Change in Control, any Tranche that is a Performance-Vested Tranche as of the date of such Termination of Service will vest upon the date of such Termination of Service without Cause. Any Tranche that has not performance-vested as of the date of such Termination of Service will remain eligible to vest in full upon the date of attainment of the performance goal to the extent achieved through the end of the Performance Period. If such Termination of Service without Cause occurs prior to the thirty-six (36)-month anniversary of the Grant Date and prior to the occurrence of a Change in Control, the entire Option is forfeited.
c)In the event of a Change in Control during the Performance Period, subject to Holder’s continuous service through the date of such Change in Control, any Tranche that is a Performance-Vested Tranche as of the day prior to the occurrence of the Change in Control will convert into a solely service-vesting award upon the occurrence of the Change in Control, which shall vest on March 31, 2031 as long as Holder does not experience of Termination of Service prior to such date. If any Tranche has not performance-vested as of the day prior to the occurrence of the Change in Control, fifty percent (50%) of the Option will convert into a solely service vesting award upon the occurrence of the Change in Control, which shall vest on March 30, 2031 as long as Holder does not experience of Termination of Service prior to such date, provided that if the per share consideration from the Change in Control (the “CIC Stock Price”) exceeds the Tranche 1 stock price target and is less than the Tranche 2 stock price target, the amount of the Option that converts into a solely service-vesting award will be fifty percent (50%) of the Option plus a pro-rata portion of the Tranche 2 portion of the Option based on the CIC Stock Price, using linear interpolation between the two Tranches (the “CIC Performance-Vested Options”). (For clarity, if Tranche 1 has already performance-vested prior to the Change in

Control, then only Tranche 2 will be eligible to performance-vest on an pro-rata basis in accordance the previous sentence.) Where the buyer or successor assumes any Performance-Vested Tranche or the CIC Performance-Vested Options (as the case may be) or substitutes such performance-vested portion of the Option for a substantially equivalent award, upon Holder’s Termination of Service without Cause or for Good Reason within twelve (12) months following a Change in Control, the assumed or substituted award will fully vest. If the Option is not assumed by the buyer or successor, then it will vest upon the Change in Control at the same level as described in this paragraph. For purposes of this Agreement, “Cause” and “Good Reason” shall have the meaning set forth in the Company’s Executive Change in Control and Severance Plan, dated March 24, 2017.

d)	Any vesting of the Option that occurs in connection with a Termination of Service without Cause or for Good Reason is subject to Holder’s delivery and non-revocation of an effective general release of claims in favor of the Company within thirty (30) days following such Termination of Service and Holder’s continued compliance with the CIPCA.
3)	Option Period. The Option shall be valid for a term commencing on the Grant Date and will expire the earliest of: (i) ten (10) years from the Grant Date; (ii) the date twelve (12) months after the Holder’s Termination of Service by reason of death or Disability, a Termination of Service without Cause or Termination of Service for Good Reason; (iii) the date of Holder’s Termination of Service for reasons of Cause; or (v) the date Holder violates the terms of the CIPCA.
4)	Exercise. Except as provided in Section 3, the Option may be exercised at any time during its term to the extent both the performance vesting and service vesting requirement have been satisfied. If Holder has a Termination of Service any unvested portion of the Option will terminate and will no longer be exercisable, except as otherwise provided in Section 2. The Option may not be exercised for fractional shares. In order to exercise the Option, Holder shall be required to execute such forms and provide such notice as the Company may require from time to time. The Option will not be deemed exercised until the Exercise Price for each share, plus any required tax withholding is delivered to the Company. The Exercise Price may be paid pursuant to any method allowable under the Plan.
5)	Non-Compete, Non-Solicitation and Confidential Information. The grant of this Option is subject to either the Holder’s consenting to or having already consented to and abiding by the terms of the attached Confidential Information & Protective Covenants Agreement (“CIPCA”).
6)	Withholding. The Company has the authority to deduct or withhold, or require Holder to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from this Option. Holder may satisfy her tax obligation, in whole or in part : (i) with the consent of the Company, by having the Company withhold shares otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; (ii) with the consent of the Company, by having the Holder surrender to the Company previously owned Common Stock with a fair market value equal to the minimum amount of the tax withholding obligation; (iii) by payment in cash or check; or (iv) with the consent of the Company, by delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the withholding amount; provided that payment of such proceeds is then made to the Company upon settlement of such sale.
7)	No Additional Rights. Participation in the Plan is voluntary. The value of the Option is an extraordinary item of compensation outside the scope of Holder’s employment contract, if any. As such, the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in such plans. Rather, the awarding of an option under the Plan represents a mere investment opportunity.

8)	Not Transferable. This Option is not transferable except by will or the laws of descent and distribution.
9)	Limitations on Plan Rights. This Option is granted under and governed by the terms and conditions of the Plan. By acceptance of this Option Holder acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of an option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future. Future grants of options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of stock options, vesting provisions, and the exercise price. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By acceptance of this Option, Holder consents to the provisions of the Plan and this Agreement. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.
10)	Clawback. Notwithstanding anything contained in herein to the contrary, by acceptance of this Option, Holder agrees that this Option (including, without limitation, any gains realized by Holder upon receipt or exercise of this Option or upon the receipt or resale of any shares issued upon exercise of this Option) shall be subject to recovery, reduction, cancellation, forfeiture, or repayment pursuant to the terms of the Company’s Senior Leadership Clawback Policy or any other policy that the Company may implement in compliance with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.
11)	Severability, Waiver, Modification, Assignment, and Governing Law.
a)This Agreement may not be waived or modified except by written agreement of the Company and the Holder, or by court order.
b)	If either party waives the right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach.
c)This Agreement will inure to the benefit of Company’s successors in interest, affiliates, subsidiaries, parents, purchasers, or assignees, and may be enforced by any one or more of same, without need of any further authorization or agreement from Holder.
d)	The laws of the State where Employee is employed by the Company as of the Effective Date of this Agreement will govern this Agreement, and the rights of the Parties in any dispute arising from this Agreement.
e)Any action relating to or arising from this Agreement must be brought in the courts of the State of Illinois or the federal district courts located in the State of Illinois (if sufficient grounds for federal court jurisdiction exist). Employee expressly consents to personal jurisdiction and venue in the aforementioned courts in any such action.

COMPANY:
ULTA BEAUTY, INC., a Delaware corporation
By: /s/ Anita Ryan
Name:Anita Ryan
Title:Chief Human Resources Officer